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Exhibit 99(a)(1)(D)

        OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS
OF

MGI PHARMA, INC.
AT
$41.00 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED DECEMBER 21, 2007
BY

JAGUAR ACQUISITION CORP.
A WHOLLY OWNED SUBSIDIARY OF

EISAI CORPORATION OF NORTH AMERICA
A WHOLLY OWNED SUBSIDIARY OF
EISAI CO., LTD.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY TIME) ON JANUARY 22, 2008, UNLESS THE OFFER IS EXTENDED.

December 21, 2007

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        We have been engaged by Jaguar Acquisition Corp., a Minnesota corporation ("Purchaser") and a wholly owned subsidiary of Eisai Corporation of North America, which is a wholly owned subsidiary of Eisai Co., Ltd., a corporation organized under the laws of Japan ("Parent"), to act as the Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of MGI PHARMA, INC. (the "Company"), including, if any, the associated preferred share purchase rights (the "Rights") issued under the Rights Agreement, dated as of July 14, 1998, as amended as (the "Rights Agreement"), between the Company and Wells Fargo Bank, N.A (formerly Norwest Bank Minnesota, N.A.), as rights agent (the shares of the Company's common stock, together with the Rights being referred to collectively as the "Shares") at a price of $41.00 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated December 21, 2007 (the "Offer to Purchase") and the related letter of transmittal enclosed herewith (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

        1.     Offer to Purchase dated December 21, 2007;

        2.     Letter of transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the letter of transmittal may be used to tender Shares);

        3.     Notice of Guaranteed Delivery to be used to accept the Offer if certificates representing Shares are not immediately available or if such certificates and all other required documents cannot be delivered to The Computershare Trust Company, N.A. (the "Depositary") prior to the expiration of the Offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

        5.     The letter to shareholders of the Company from Leon O. Moulder, Jr., the Company's President and Chief Executive Officer, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        6.     Guidelines for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

        7.     Return envelope addressed by mail to: The Computershare Trust Company, N.A., c/o Voluntary Corporate Actions, P.O. Box 43011, Providence, RI 02960-3011 or by overnight courier to The Computershare Trust Company, N.A. c/o Voluntary Corporate Actions, 250 Royall Street, Canton, MA 02021.

        We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights will expire at 12:00 midnight (New York City time) on January 22, 2008, unless the Offer is extended.

        The Offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The Offer is conditioned upon, among other things, that (i) there being validly tendered and not withdrawn, as of the expiration of the Offer, a number of Shares that, together with Shares then beneficially owned by Parent or Purchaser will constitute at least a majority of all Shares then outstanding (on a fully-diluted basis), and (ii) any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of Shares pursuant to the Offer has expired or terminated. Certain other conditions to the consummation of the Offer are described in Section 13—"Certain Conditions of the Offer" of the Offer to Purchase.

        The board of directors of the Company has unanimously (i) determined that the Agreement and Plan of Merger, dated as of December 10, 2007 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company, the Offer, the merger of Purchaser with and into the Company pursuant to the Merger Agreement (the "Merger") and the other transactions contemplated by the Merger Agreement are advisable and in the best interest of the Company and the shareholders of the Company; (ii) approved and taken all corporate action required to be taken by the board of directors of the Company to authorize the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (iii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer and the Merger); and (iv) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and approve and adopt the Merger Agreement if required by the Minnesota Business Corporation Act to approve and adopt the Merger Agreement.

        The Offer is being made pursuant to the Merger Agreement, which provides, among other things, that at the effective time of the Merger each Share (other than certain excluded shares as set forth in the Merger Agreement) not previously acquired in the Offer will be converted into the right to receive in cash and without interest, the same price paid in the Offer, subject to dissenters' rights and applicable withholding of taxes.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificates), (ii) a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a letter of transmittal) and (iii) any other documents required by the letter of transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for Shares, regardless of any delay in making such payment.

        Holders of outstanding Shares whose certificates representing such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering Shares—Guaranteed Delivery" of the Offer to Purchase. See Instruction 2 of the letter of transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) does not constitute delivery to the Depositary.

        Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, J.P. Morgan Securities Inc. (the "Dealer Manager") and Georgeson Inc. (the "Information Agent")) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
J.P. Morgan Securities Inc.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith and the statements contained therein.

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  Exhibit 99(a)(1)(D)